Exhibit 10.3

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 11, 2022, is entered into by and among KnowBe4, Inc., a Delaware corporation (the “Company”), Elephant Partners I LP, Elephant Partners II LP for Elephant Partners II-B LP and Elephant Partners 2019 SPV-A LP (collectively the “Stockholder”) and Oranje Holdco, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent and (iii) Oranje Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), will enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock, par value $0.00001 per share, of the Company (the “Class A Common Stock”) and the number of shares of Class B Common Stock, par value $0.00001 per share, of the Company (the “Class B Common Stock”) (the Class A Common Stock and Class B Common Stock, collectively, the “Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares”);

WHEREAS, it is anticipated that each Stockholder will contribute and transfer to an entity that indirectly owns 100% of the equity interests of Parent (“Topco”) the number of Owned Shares set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Rollover Shares” (such shares the “Rollover Shares”), with the specific Rollover Shares designated by such Stockholder, which Rollover Shares otherwise would be converted into the right to receive the Per Share Price in cash (the aggregate amount of the Per Share Price that would have been payable in respect of the Rollover Shares but for their classification as excluded shares as a result of the transactions contemplated hereby, the “Rollover Amount”) to Topco on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Topco (of the same class and series as the equity interests to be issued to Vista Equity Partners Fund VII, L.P. and Vista Equity Partners Fund VIII, L.P. (or their applicable affiliates) (collectively, the “Sponsor”) in connection with the Closing (the “Sponsor Shares”)) with an aggregate value (based on the same per share price paid by the Sponsor for the Sponsor Shares) equal to the Rollover Amount (the “Exchange Shares”); and

WHEREAS, it is intended that for U.S. federal (and applicable state and local) tax purposes, the contribution of Rollover Shares to Topco (which will be treated as a domestic corporation for U.S. federal income tax purposes as of the Effective Time) in exchange for Exchange Shares, in conjunction with Sponsor’s contributions of cash and or equity in exchange for the Sponsor Shares (the “Sponsor Contributions”) and any other contributions of cash or equity by the Reinvestment Shareholders other than the Stockholder (the “Other Investors”) in exchange for equity interests of Topco (the “Other Investor Contributions”), shall be treated for U.S. federal, and applicable state and local, income tax purposes as an exchange of property for stock under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, as a condition to the willingness of the Company and Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that the Stockholder, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder, the Company and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares; Proxy.

1.1 Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, (x) increases the Per Share Price or (y) other than amendments covered by clause (x), amendments that otherwise result in the Merger Agreement being more favorable to the Company Stockholders (solely in their capacity as such) than the Merger Agreement in effect as of the date of this Agreement (excluding, for avoidance of doubt, any Adverse Amendment), (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.4(b) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company Stockholders at any Company Stockholder Meeting necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). The Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares to be counted as present threat for purposes of establishing a quorum. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholder does not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholder shall be entitled to vote the Covered Shares in its sole discretion. Except as provided in Section 4.5 of this Agreement, from and after the date hereof until the Termination Date, the Stockholder shall not, without the prior written consent of Parent and the Company, take any action that would reasonably be expected to result in the conversion of its shares of Class B Common Stock into shares of Class A Common Stock.

1.2 Proxy. The Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, Christina Lema and Gursimarjit Singh, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 1.1 at the Company Stockholder Meeting (including any postponement, recess or adjournment thereof) in respect of such Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that the Stockholder shall retain at all times the right to vote such Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Stockholder’s sole discretion on matters other than Supported Matters. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

2. Rollover.

2.1 Contribution and Exchange. On the terms set forth herein and subject to Section 2.2, Section 2.3, Section 2.4 and Section 2.5:

(a) The Stockholder agrees and covenants to Parent that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco the Rollover Shares, free and clear of any and all liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Topco to such Stockholder of, at the Exchange Time, the Exchange Shares (the “Exchange”).

(b) Each Stockholder acknowledges and agrees that, from and after the Exchange, except as set forth in Section 2.2, such Stockholder shall have no right, title or interest in or to the Rollover Shares.

(c) Notwithstanding anything herein to the contrary, the Stockholder may, upon written notice to Parent delivered at least 10 Business Days prior to the anticipated Closing Date, distribute all or a portion of the Rollover Shares to its equityholders prior to Closing (solely to the extent such equityholder (x) is a fund under common control with the Stockholder and (y) has executed prior to such distribution a joinder to this agreement in a form reasonably acceptable to Parent agreeing to be bound by all of the terms hereof applicable to the Stockholder).

2.2 Conditions to Exchange. The obligations of each Stockholder to consummate the Exchange is subject to the satisfaction (or waiver by such Stockholder in writing) of the following conditions:

(a) (i) The satisfaction, or written waiver by Parent, of all conditions to the obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement that are to occur on the Closing Date as set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by Parent (to the extent permitted thereunder) of such conditions), (ii) the contemporaneous funding of the Equity Financing and the Debt Financing at the Closing and (iii) the contemporaneous consummation of the Merger;

(b) The representations and warranties made by Parent in Section 8.1 through Section 8.6 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, except for such failures to be true and correct as would not reasonably be expected to prevent or materially impair or materially delay the consummation of the Exchange; and

(c) No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Exchange.

2.3 Failure to Consummate the Merger. In the event that after the Exchange the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated, the parties hereto agree that concurrently with the termination of the Merger Agreement, automatically and without any action of the parties hereto, Parent shall assign, transfer, convey and deliver to the Stockholders the Rollover Shares and the Stockholders shall assign, transfer, convey and deliver to Parent the Exchange Shares issued to the Stockholders. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that the foregoing has occurred and been made effective.

2.4 Tax Treatment. Topco, Parent and the Stockholder intend that, for U.S. federal (and applicable state and local) income tax purposes, (a) the Exchange, the Sponsor Contributions and the Other Investor Contributions be treated as a transaction described in Section 351(a) of the Code, pursuant to which the Stockholder, the Sponsors and the Other Investors will receive equity interests of Parent consisting “control,” within the meaning of Section 368(c) of the Code and (b) the Conversion (as defined below) be treated as a non-taxable recapitalization within the meaning of Section 368(a)(1)(E) of the Code (the “Intended Tax Treatment”). The Stockholder, the Company and Topco (including Parent on behalf of Topco) shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. The Stockholders shall have the right, in its sole discretion, to designate in writing on Exhibit B hereto to Parent at any time prior to the Exchange Time specific Owned Shares held by the Stockholder that are intended to treated as Rollover Shares.

2.5 Structure. References to Parent in the foregoing provisions of this Section 2 shall be deemed to refer to Topco, which receives the Rollover Shares and in turn contributes them, directly or indirectly, to Parent, as the context requires based on the holding company structure of Parent and the Sponsors; provided, that, as of the Effective Time, both Parent and Topco shall be treated as domestic corporations for U.S. federal income tax purposes.

2.6 Termination. Parent shall not be permitted terminate its obligations under this Section 2 without the written consent of the Stockholder and Parent other than in accordance with Sections 4.3(a), Section 4.4 and Section 4.6 herein (it being understood that this Section 2 shall also be terminated upon any termination of this Agreement, including pursuant to Section 3).

3. Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any amendment of the Merger Agreement, without the prior written consent of Stockholder, that imposes any restriction on Stockholder’s right to receive the Per Share Price (other than immaterial restrictions), reduces the amount of the Per Share Price or changes the form of the Per Share Price (such amendment, an “Adverse Amendment”) (such date, the “Termination Date”); provided that the provisions set forth in Sections 15 through 28 shall survive the termination of this Agreement; and provided further that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by or on behalf of the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be the sole and exclusive remedy against the Stockholder or any of its respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (excluding the Company and its Subsidiaries) for any breach or failure to perform the Stockholder’ obligations under Section 4.1 hereof. In addition, notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Stockholder in connection with any Willful Breach of this Agreement shall not exceed $55,000,000; provided, however that the aggregate liability of the Stockholder under this Agreement shall be increased to (but shall not exceed) the amount of the Parent Termination Fee that becomes payable to the Company by Parent, if and only if the Stockholder’s Willful Breach of the Stockholder’s obligations under this Agreement caused the Parent Termination Fee to become payable by Parent to the Company under the express terms of the Merger Agreement. The Stockholder, such Stockholder’s affiliated fund entities and its and their respective directors, officers and employees shall be deemed “Representatives” of the Company for purposes of Section 5.4 of the Merger Agreement and, for the avoidance of doubt, nothing herein (including in the preceding sentence) shall in any way limit the Company’s liability under the Merger Agreement with respect to any breach of the Merger Agreement (including Section 5.4 thereof).

4. Certain Covenants.

4.1 Acquisition Proposals.

(a) From and after the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, the Stockholder shall not, and shall cause its managers, directors, officers, employees, consultants, agents, attorneys, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any offer, inquiry, indication of interest or proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives in their capacity as such) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any offer, inquiry, indication of interest or proposal that constitutes or is reasonably expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to any offer, indication of interest or proposal relating to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 4.1); (iv) approve, endorse or recommend any offer, inquiry, indication of interest or proposal that constitutes, or would reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract (whether written, oral, binding or non-binding) relating to an Acquisition Proposal or Acquisition Transaction; or (vi) authorize or commit to do any of the foregoing. Notwithstanding anything to the contrary in this Section 4.1, the Stockholder may, participate or engage in discussions or negotiations with, and furnish information and data to, any Person or Group or their respective Representatives that have delivered to the Company a bona fide written Acquisition Proposal, if and only if, the Company Board (acting upon the recommendation of the Company Special Committee) or the Company Special Committee has made a Qualified Acquisition Proposal Determination with respect to such Acquisition Proposal in accordance with Section 5.4(b) of the Merger Agreement.

(b) Until the Expiration Time, the Stockholder (solely in its capacity as a stockholder of the Company) shall notify Parent promptly and, in any event, within 24 hours following any discussion or negotiations with any person in connection with the last sentence of Section 4.1(a). Such notice must include (A) the identity of the Person or Group making such proposal and (B) a summary of the discussions or negotiations, including the material terms and conditions of any proposal (including with respect to the Stockholder’s potential ownership stake in the Company (or a successor entity) following such transaction) and, if in writing, a copy thereof. Thereafter, the Stockholder must keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of the status of any such discussions or negotiations, including by providing a summary of economic terms thereof (including with respect to the Stockholder’s potential ownership stake in the Company (or a successor entity) following such transaction) and copies of all written materials sent to or from the Stockholder or any of its Representatives relating thereto. Notwithstanding the foregoing, the Stockholder shall not be required to notify Parent of any discussions or negotiations to the extent the Company has notified Parent thereof.

4.2 Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, (a) the Stockholder shall not, directly or indirectly (i) tender any Covered Shares into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber, or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, (iv) take an action that would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (v) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 4.2 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, to Stockholder’s Affiliates; provided, that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. In addition, any Transfer of Covered Shares shall be permitted from and after the Requisite Stockholder Approval is obtained under the Merger Agreement so long as, after giving effect to such Transfer, the Stockholders retain in the aggregate a number of Owned Shares at least equal to the Rollover Shares.

4.3 Regulatory Matters.

(a) Subject to Section 4.4, the Stockholder shall, and shall use their reasonable best efforts to cause their Affiliates to, use their reasonable best efforts, consistent with the time frames set forth in Section 6.4 of the Merger Agreement, to supply and provide information that, to such Stockholder’s knowledge, is complete and accurate in all material respects to any Governmental Authority requesting such information in connection with filings or notifications under, or relating to, applicable laws that are required or advisable as a result of, or pursuant to, the Merger Agreement and the related financings and transactions, including, without limitation, information required or requested to be provided to any antitrust, financial or national security regulatory authorities in connection with any approvals reasonably sought in connection with the consummation of the Merger (collectively, the “Regulatory Filings” and the, “Regulatory Disclosures”, respectively). If any Governmental Authority seeks to prevent the consummation of the transactions contemplated by the Merger Agreement based on the HSR Act or any other Antitrust Laws or based on any other required approval, consent, notice or filing with a Governmental Authority and such actions by the Governmental Authority relate to the activities or investments of such Stockholder or its Affiliates (solely for purposes of this Section 4, an

“Affiliate” of the Stockholder shall include any portfolio company in which such Stockholder or any of its Affiliates has made a debt or an equity investment), then if Parent in good faith reasonably determines that such actions by the Governmental Authority will not be resolved sufficiently in advance of the Termination Date, Parent may provide written notice of that determination to the Stockholder, and Parent may elect to terminate the obligations under Section 2 and Section 4.6 of this Agreement (in which case the Stockholder’s obligations under the Equity Commitment Letter shall also automatically terminate) and, in that context, the Stockholder shall be entitled to receive the Per Share Price under the Merger Agreement with respect to its shares of Common Stock; provided, however that Parent shall not terminate the Equity Commitment Letter or the obligations under Section 2 of this Agreement pursuant to this Section 4.3(a) without first obtaining alternative financing arrangements which provide Parent with funds in an amount equal to the Rollover Amount; provided that such alternative financing arrangements (i) provide Parent with sufficient funds, when added to the proceeds of the Equity Financing, Debt Financing and other sources of readily available liquidity of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to fund the Required Amount and (ii) do not impose new or additional conditions to the receipt of such financing relative to the Commitment Letters that could impair or delay the Closing. Parent shall promptly provide the Company with a copy of any definitive commitment letter or other documentation providing for such alternative financing arrangement. Notwithstanding anything to the contrary herein, the Stockholder may designate any Regulatory Disclosures that contain sensitive, legally privileged, or confidential information in respect of the Stockholder or any of its Affiliates as exclusive to the Stockholder and the Stockholder may provide that any such sensitive, legally privileged, or confidential information may only be provided on a counsel-only basis or directly to the applicable Governmental Authority requesting such information. The Stockholder shall not make any filings, or notifications in connection with the Merger pursuant to any Antitrust Laws without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Parent or the Company shall not file any Regulatory Filings that contain information with respect to the Stockholder or its affiliates without first providing the Stockholder and its counsel a reasonable opportunity to review and comment thereon, and will give good faith consideration to all reasonable additions, deletions or changes suggested by the Stockholder and its counsel.

(b) Each Stockholder hereto represent, warrant and covenant to Parent and to the Company that, to such Stockholder’s knowledge: (i) none of the information supplied in writing by such Stockholder specifically for inclusion or incorporation by reference in the Regulatory Disclosures will contain a material misstatement of fact or a material omission of fact necessary to make the information provided not misleading and (ii) it does not permit any entity under the “control” (defined in Section 721 of the Defense Production Act, as amended, including all implanting regulations thereof) of a People’s Republic of China national, or any entity under the control of a Russian Federation national, to obtain through any Affiliate, control with respect to the Company.

4.4 Limitations of Regulatory Disclosures. Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the provisions of this Agreement shall be construed as requiring the Stockholder to (i) make available to Parent any of its internal investment committee materials or analyses or, other than Regulatory Disclosures, any information which the Stockholder considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality; and (ii) with respect to any Regulatory Disclosures, provide, or cause to be provided or agree or commit to provide information where the sharing of such information as contemplated would be prohibited by applicable laws applicable to the Stockholder or its Affiliates or any judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition applicable to or imposed upon it or its Affiliates. If the Stockholder fails to provide any information referred to in this Section 4.4, and as a result of such failure, the applicable Governmental Authority denies any regulatory approval or receipt of approval is reasonably expected, in Parent’s good faith determination after consultation with its Antitrust Law advisors, to be materially delayed, then Parent may elect to terminate the obligations under Section 2 and Section 4.6 of this Agreement (in which case the Stockholder’s obligations under the Equity Commitment Letter shall also automatically terminate) and, in that context, the Stockholder shall be entitled to receive the Per Share Price under Merger Agreement with respect to its shares of Common Stock; provided, however that Parent shall not terminate the Equity Commitment Letter or the obligations under Section 2 of this Agreement pursuant to this Section 4.4 without first obtaining alternative financing arrangements which provide Parent with funds in an amount equal to the Rollover Amount; provided that such alternative financing arrangements (i) provide Parent with sufficient funds, when added to the proceeds of the Equity Financing, Debt Financing and other sources of readily available liquidity of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to fund the Required Amount and (ii) do not impose new or additional conditions to the receipt of such financing relative to the Commitment Letters that could impair or delay the Closing. Parent shall promptly provide the Company with a copy of any definitive commitment letter or other documentation providing for such alternative financing arrangement.

4.5 Conversion. Not later than eleven (11) days prior to the record date for the stockholder vote to approve the transactions contemplated by the Merger Agreement, Sponsor shall deliver to the Company the notice contemplated by Article V, Section A of the Amended and Restated Certificate of Incorporation of the Company to immediately convert all of their respective shares of Class B Common Stock into shares of Class A Common Stock. After the date on which Sponsor converts its Class B Common Stock into Class A Common Stock, and in any event not later than ten (10) days prior to the record date for the stockholder vote to approve the transactions contemplated by the Merger Agreement, the Stockholder shall deliver to the Company the notice contemplated by Article V, Section A of the Amended and Restated Certificate of Incorporation of the Company to immediately convert all of its Rollover Shares from shares of Class B Common Stock into shares of Class A Common Stock (the “Conversion”)

4.6 Consents. Parent agrees that it shall not enter into any amendment to the Merger Agreement that is materially adverse to the Reinvestment Shareholders, excluding Sponsor (such parties, the “Requisite Shareholders”) without the prior written consent of the Requisite Shareholders holding 66 % of the Rollover Shares held by all Requisite Shareholders (such consent not to be unreasonably withheld, conditioned or delayed); provided, that for purposes of this Section 4.6, “materially adverse” shall be measured with respect to the Requisite Shareholders solely in their capacities as investors with Parent in the transactions contemplated by the Merger Agreement and without regard to their existing ownership stake or employment or other role in the Company or any consideration they will receive in connection with the Merger; provided, further, that any increase to the Per Share Price that applies to all Stockholders shall not be considered materially adverse to the Requisite Shareholders and no consent shall be required under this Section 4.6 for any such increase to the Per Share Price. The Requisite Shareholders shall respond with reasonable promptness to any requests for consent pursuant to this Section 4.6, including at any time where one or more of the parties hereto has asserted that this Agreement has been terminated but the validity of such termination is disputed and such dispute has not been resolved by agreement of the parties or a final, non-appealable order of a court of competent jurisdiction. If any Requisite Shareholder engages in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to a potential Acquisition Proposal, in each case in breach of Section 5.4 of the Merger Agreement, then this Section 4.6 shall immediately terminate and no such consent shall be required. In the event that any Requisite Shareholder fails to consent to an amendment to the Merger Agreement pursuant to this Section 4.6, the parties hereto agree that Parent may (but is not required to) terminate this Agreement if it has first obtained alternative financing arrangements which provide Parent with funds in an amount equal to the Rollover Amount; provided that such alternative financing arrangements (i) provide Parent with sufficient funds, when added to the proceeds of the Equity Financing, Debt Financing and other sources of readily available liquidity of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to fund the Required Amount and (ii) do not impose new or additional conditions to the receipt of such financing relative to the Commitment Letters that could impair or delay the Closing. Parent shall promptly provide the Company with a copy of any definitive commitment letter or other documentation providing for such alternative financing arrangement.

5. Proxy Statement; Schedule 13e-3 and Schedule 13D.

(a) Promptly (but in no event later than 20 Business Days) after the execution of the Merger Agreement, the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company, Parent and the Stockholder shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13-e3”) relating to the transactions contemplated by the Merger Agreement. The Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of the Schedule 13e-3. To the Knowledge of the Stockholder, the information supplied by the Stockholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Parent Filings will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Stockholder shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to the Merger Agreement and this Agreement and the transactions contemplated hereby and thereby. The Company will not file the Proxy Statement with the SEC without first providing the Stockholder and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by the Stockholder or its counsel. The Company and Parent shall (i) provide the Stockholder and its counsel a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholder, its outside counsel and its other Representatives. Parent and the Stockholder shall (i) provide each other, the Company and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other parties, the Company, their outside counsel and their other Representatives.

(b) Assistance. Parent, Sponsor and the Stockholder will use its reasonable best efforts to furnish all information concerning such Party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement and the Schedule 13e-3, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the Schedule 13e-3 and the resolution of any comments to either received from the SEC.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

6.1 Due Authority. The Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.

6.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by the Stockholder do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of the Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Stockholder, except in the case of clauses (i), (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect the consummation of the Merger or the performance by the Stockholder of its obligations under this Agreement.

6.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Merger or the performance by the Stockholder of its obligations under this Agreement.

6.4 Ownership of the Owned Shares.

(a) The Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws or the Investors’ Rights Agreement (as defined herein). The Stockholder has the full legal right, power and authority to deliver the Rollover Shares to Parent pursuant to Section 2. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. The Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement and the Investors’ Rights Agreement. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by the Stockholder.

(b) None of Stockholder or any of its respective directors, officers, general partners or Affiliates or, to the knowledge of Stockholder or any of its Affiliates, any employees of Stockholders or any of its Affiliates has been an “interested stockholder” (as such term is defined in Article XII of the Charter) of the Company, in each case during the three years prior to the date of this Agreement or, if Stockholder or any of its respective directors, officers, general partners or Affiliates does qualify as an “interested stockholder,” then such person was and has continued to be an “interested stockholder” since prior to April 26, 2021.

6.5 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent, materially or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

6.6 Investment. The Exchange Shares to be acquired by the Stockholders pursuant to this Agreement will be acquired for the Stockholders’ own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. Each Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the

SEC. Each Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Exchange Shares. Each Stockholder is able to bear the economic risk of its investment in the Exchange Shares for an indefinite period of time because the Exchange Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Each Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchange Shares and has had access to such other information concerning Parent as such Stockholder has requested.

6.7 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder and Parent as follows:

7.1 Due Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Company Special Committee)) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.

7.2 No Conflict. The execution, delivery and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder and the Company as follows:

8.1 Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.

8.2 No Conflict. The execution, delivery and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.

8.3 Consents. No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impair or delay the consummation of the Merger or the performance by Parent of its obligations under this Agreement.

8.4 Absence of Litigation As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8.5 Exchange Shares. The Exchange Shares, when issued to the Stockholders pursuant to the Exchange, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and issued free and clear of any liens, other than those created by Governance Documents or arising under applicable securities laws.

8.6 Transaction Documentation. As of the date of this Agreement, Parent has furnished to the Stockholder a true, correct and complete copy of (i) the executed Merger Agreement and (ii) the executed Commitment Letters.

9. Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder or any of its Affiliates or Representatives who is a director or officer of the Company or any of the Company’s subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its affiliates, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

10. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 11 and Section 28, which shall survive, the representations, warranties and covenants contained herein shall not survive the Effective Time.

11. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. The Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of the Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement.

12. Other Agreements. Acting upon the unanimous recommendation of the Company Special Committee and the approval of the Company Board, the Company hereby irrevocably waives, and shall not enforce, the obligations of the Stockholder and its Affiliates pursuant to Section 2.13 of the Amended and Restated Investors’ Rights Agreement dated as of July 2, 2019 by and among the Company and those investors party thereto (as amended, the “Investors’ Rights Agreement”) with respect to any actions taken by the Stockholder and/or their Affiliates in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Exchange (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to this Agreement.

13. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, “Rollover Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

14. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent and the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

15. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:

if to Stockholder to:

Elephant Partners I, LP

Elephant Partners II, LP

Elephant Partners 2019 SPV-A, LP

c/o JAHD Management Company, LLC

8 Newbury Street, 6th Floor

Boston, MA 02116

Attn:	Patrick Cammarata
Email:	[* * *]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Ave.

Chicago, IL 60611

Attn:	Bradley Faris and Hans Brigham
Email:	[* * *]
[* * *]

if to Parent to:

c/o Vista Equity Partners management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

Attn:	Rod Aliabadi
Nick Prickel
Christina Lema
Email:	[* * *]
[* * *]
[* * *]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell
Email:	[* * *]
[* * *]
[* * *]

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention:	Stuart E. Casillas, P.C.
Ari Levi
Email:	[* * *]
[* * *]

if to the Company (prior to the Effective Time) to:

KnowBe4, Inc.

33 North Garden Avenue, Suite 12000

Clearwater, Florida 33755

Attn:	General Counsel
Email:	[* * *]

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019-6022

Attn:	Megan J. Baier
Catherine V. Riley Tzipori
Email:	[* * *]
[* * *]

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn:	Todd Cleary
Email:	[* * *]

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:	Douglas K. Schnell
Email:	[* * *]

with a copy (which will not constitute notice) to:

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, DE 19801

Attn:	Mark A. Morton
Alyssa K. Ronan
Email:	[* * *]
[* * *]

16. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

17. Entire Agreement. This Agreement (along with the documents referenced herein) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

18. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 15 or in such other manner as may be permitted by applicable Law, but nothing in this Section 19 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement (including those set forth in Section 2.1(a)) may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

21. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.

22. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability to the Stockholder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

23. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

24. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

25. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

26. No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27. Company Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Company Special Committee. The Company Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholder.

28. Expenses. In the event the Merger is consummated, Parent or the Surviving Corporation will bear (a) all the reasonable fees, expenses and disbursements of legal, financial, tax, accounting, advisory, valuation or other advisors or consultants engaged by or on behalf of Vista Equity Partners Fund VII, L.P. (“Vista Fund VII”), Vista Equity Partners Fund VIII, L.P. or Parent (including, without limitation, Vista Consulting Group, LLC (“VCG”)) incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement (collectively, “Third Party Advisor Fees and Expenses”), (b) all fees (including commitment fees and original issue discounts), costs and expenses of lenders, investment banks and other debt financing sources in connection with arranging debt financing (such fees and expenses, together with the Third Party Advisor Fees and Expenses, collectively, the “Fees and Expenses”) and (c) all reasonable fees, expenses and disbursements of legal or tax advisors engaged by or on behalf of the Stockholder, solely to the extent in connection with the separate representation of the Stockholder in connection with the transactions contemplated by this Agreement and the Merger Agreement which Parent or the Surviving Corporation shall pay or cause to be paid only at the Closing or the consummation of the Exchange. In the event that the Merger is not consummated, each party to this Agreement will bear its own fees and expenses, including fees, expenses and disbursements of legal, financial, tax, accounting, advisory, valuation or other advisors or consultants.

29. No Agreement until Executed. This Agreement shall not be effective unless and until the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Amended and Restated Certificate of Incorporation of the Company, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement, including the Merger.

30. No Ownership Interest. Except as expressly provided in Section 2 with respect to the Rollover Shares, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

ELEPHANT PARTNERS I, LP

By:	/s/ Patrick Cammarata
Name: Patrick Cammarata
Title: Chief Operating Officer

ELEPHANT PARTNERS II, LP

By:	/s/ Patrick Cammarata
Name: Patrick Cammarata
Title: Chief Operating Officer

ELEPHANT PARTNERS 2019 SPV-A, LP

By:	/s/ Patrick Cammarata
Name: Patrick Cammarata
Title: Chief Operating Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

ORANJE HOLDCO, LLC

By:	/s/ Nicholas Prickel
Name: Nicholas Prickel
Title: Vice President

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

KNOWBE4, INC.

By:	/s/ Sjoerd Sjouwerman
Name: Sjoerd Sjouwerman
Title: Chief Executive Officer

[Signature Page to Support Agreement]